ACQUISITION AGREEMENT

Agreement dated as of November 5, 1999 between BingoGold.com, Inc., Inc., a Nevada corporation ("Buyer") on behalf of its shareholders, and Game Weaver, Inc., a Nevada corporation (" Seller") on behalf of its shareholders. The parties wish to provide for Seller's sale of the Shares to Buyer and Buyer 's purchase of the Shares from Seller on the terms and conditions of this Agreement.

The parties agree as follows:

1.	The Acquisition.

   1.1	Purchase and Sale Subject to the terms and conditions of this
Agreement, at the Closing to be held as provided in Section 2, Seller shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Seller, free and clear of all Encumbrances. Buyer shall change its name to GameWeaver.com, Inc..

   1.2	Purchase Price.  Purchaser will exchange 5,000,000 shares of its restricted common stock for all of the outstanding capital stock or ownership interest of Game Weaver, Inc.. It is anticipated that this transaction is a non taxable share exchange under Rule 368 of the Internal Revenue Code.

2.	The Closing.

   2.1	Place and Time.The closing of the sale and purchase of the Shares (the
"Closing") shall take place at the offices of Shawn Hackman, Esq. 3360
W. Sahara #200, Las Vegas, NV 89102 no later than the close of business
(Las Vegas time) on 11/5/99, or at such other place, date and time as the parties may agree in writing.

   2.2	Deliveries by Seller. At the Closing, Seller shall deliver the following to

Buyer:

(a)	Certificates representing the Shares, duly endorsed for transfer to Buyer and accompanied by any applicable stock transfer tax stamps; Seller shall cause BingoGold.com, Inc., to change those certificates for, and to deliver to Buyer at the Closing, a certificate representing the Shares registered in the name of Buyer (without any legend or other reference to any Encumbrance).

(b)	The documents contemplated by Section 3.

(c)	All other documents, instruments and writings required by this
Agreement to be delivered by Seller at the Closing and any other documents or records relating to Game Weaver, Inc.'s business reasonably requested by Buyer in connection with this Agreement.

2.3	Deliveries by Buyer. At the Closing, Buyer shall deliver the following to
Seller:

(a)	The shares as contemplated by section 1.
(b)	The documents contemplated by Section 4.
(c)	All other documents, instruments and writings required by this
Agreement to be delivered by Buyer at the Closing.
(d)	  A legal opinion certifying the Buyer representatives and warrenties

3.	Conditions to Buyer 's Obligations.
The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by

Buyer:

    3.1	 Representations, Warranties and Agreements.

(a)	The representations and warranties of Seller set forth in this
Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, (b) Seller shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing and (c) Buyer shall have received a certificate to that effect signed by an authorized representative of Seller.

    3.2	Resignations of Directors.  All directors of BingoGold.com, Inc., Inc
 . and its Subsidiaries whose resignations shall have been requested by Buyer not less than ten Business Days before the Closing Date shall have submitted their resignations or been removed effective as of the Closing Date.

4.	Conditions to Seller 's Obligations.

The obligations of Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by

Seller:

4.1	Representations, Warranties and Agreements.

(a)	The representations and warranties of Buyer set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, (b) Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing and (c) Seller shall have received a certificate to that effect signed by an officer of Buyer.

5.	Representations and Warranties of Seller.

Seller represents and warrants to Buyer that, to the Knowledge of Seller (which limitation shall not apply to Section 5.3), and except as set forth in the Disclosure Letter:

   5.1	Organization of Seller; Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Seller and this Agreement constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

   5.2	Conflict as to Seller:  Neither the execution and delivery of this
Agreement nor the performance of Buyer's obligations hereunder will
(a) violate any provision of the certificate of incorporation or by-laws of Seller or (b) violate any statute or law or any judgement, decree, order, regulation or rule of any court or other Governmental Body applicable to Seller.

   5.3 Ownership of Shares. The delivery of certificates to Buyer and the payment to Seller will result in Buyer's immediate acquisition of record and beneficial ownership of the Shares, free and clear of all Encumbrances. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any Equity Securities or other securities of Game Weaver, Inc..

   5.4	Title to Properties. Either Game Weaver, Inc. or one of its Subsidiaries
owns all the material properties and assets that they purport to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the Balance Sheet (except for property sold since the date of the Balance Sheet in the ordinary course of business or leased under capitalized leases), and all the material properties and assets purchased or otherwise acquired by Game Weaver, Inc.. or any of its Subsidiaries since the date of the Balance Sheet.

   5.5	Buildings, Plants and Equipment. The buildings, plants, structures and material items of equipment and other personal property owned or leased by
Game Weaver, Inc..   or its Subsidiaries are, in all respects material to the
business or financial condition of Game Weaver, Inc. and its Subsidiaries, taken as a whole, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used.

   5.6	Absence of Certain Changes. Since the date of the Balance Sheet, neither  Game Weaver, Inc. nor any of its Subsidiaries has:

(a)	suffered the damage or destruction of any of its properties or assets
(whether or not covered by insurance) which is materially adverse to the business or financial condition of Game Weaver, Inc. and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

(b)	made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

(c)	issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

(d)	paid, discharged or satisfied any material claim, liability or obligation
(absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

(e)	prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

(f)	cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

   5.8	No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business or financial condition of Game Weaver, Inc. and its Subsidiaries taken as a whole, other than changes resulting from economic conditions prevailing in the United States.

   5.9	Brokers or Finders. Seller has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Shares to Buyer.

   5.10	Transactions with Directors and Officers.  Game Weaver, Inc. and its
Subsidiaries do not engage in business with any Person (other than Seller) in which any of Game Weaver, Inc.'s directors or officers has a material equity interest. No director or officer of Game Weaver, Inc. owns any property, asset or right which is material to the business of Game Weaver, Inc. and its Subsidiaries, taken as a whole.

6.	Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

   6.1	Organization of Buyer; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Buyer and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

   6.2	Brokers or Finders. Buyer has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the transactions contemplated hereby.

   6.3	Purchase for Investment. Buyer is purchasing the shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

   6.4	Conflict as to Buyer.  Neither the execution and delivery of this
Agreement nor the performance of Buyer's obligations hereunder will
(a) violate any provision of the certificate of incorporation or by-laws of Buyer or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Buyer.

   6.5	Buyer is a publicly traded company which trades on the OTC:BB.  Buyer has properly filed all documentation with the SEC, NASD or other applicable bodies necessary to become and remain a publicly traded company.

   6.6	There are no pending or threatened legal or regulatory claims, demands or liabilities of any kind or nature against buyers of it assets.

   6.7	Buyer has filed all federal, state and local income or other tax returns as required by law, and has paid all taxes which are due, and has no tax delinquencies of any kind.

   6.8	There are currently 2,994,672 shares issued and outstanding in Buyer.
The shares, when issued were properly distributed under applicable securities laws, and Buyer has taken no action to cause said stock to lose its trading status. There are no warrants, option agreements or pending subscription agreements whereby Buyer is obligated to issue any additional stock to any person.

   6.9	Upon closing, buyers shareholders will receive a controlling interest in and complete management control over Seller by virtue of their stock ownership, and there are no shareholder rights or agreements, or other legal impediments to the transfer of management control of Sellers.

7.	Access and Reporting; Filings With Governmental Authorities.

   7.1	Access. Between the date of this Agreement and the Closing Date, Seller shall, and shall cause Game Weaver, Inc. to, (a) give Buyer and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of Game Weaver, Inc. and its Subsidiaries and to the books and records of Game Weaver, Inc. and its Subsidiaries, (b) permit Buyer to make inspections thereof, and (c) cause its officers and its advisors to furnish Buyer with such financial and operating data and other information with respect to the business and properties of Game Weaver, Inc. and its Subsidiaries and to discuss with Buyer and its authorized representatives the affairs of Game Weaver, Inc. and its Subsidiaries, all as Buyer may from time to time reasonably request.

   7.2	Exclusivity.From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall not solicit or negotiate or enter into any agreement with any other Person with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, Game Weaver, Inc., except for the acquisition of the Shares by Buyer.

   7.3	Publicity.Between the date of this Agreement and the Closing Date,
Seller and Buyer shall, and Seller and Buyer shall cause BingoGold.com, Inc., Inc. to, discuss and coordinate with respect to any public filing or announcement or any internal or private announcement (including any general announcement to employees) concerning the contemplated transaction.

   7.4	Confidentiality. Prior to the Closing Date (or at any time if the
Closing does not occur) Buyer shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with the transactions contemplated hereby) all non-public information obtained by Buyer pursuant to Section 7.1. Following the Closing, Seller shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with preparing Tax Returns and conducting proceeds relating to Taxes) any nonpublic information relating to BingoGold.com, Inc., Inc. and its Subsidiaries. This Section 7.7 shall not be violated by disclosure pursuant to court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given the other party prior to making any disclosure and the party subject to such requirement cooperates as the other may reasonably request in resisting it. If the Closing does not occur, Buyer shall return to Seller, or destroy, all information it shall have
received from Seller or Game Weaver, Inc..   in connection with this
Agreement and the transactions contemplated hereby, together with any copies or summaries thereof or extracts therefrom. Seller and Buyer shall use their best efforts to cause their respective representatives, employees, attorneys, accountants and advisors to whom information is disclosed pursuant to Sections 7.1 and 7.6 to comply with the provisions of this Section 7.7.

8.	Conduct of  Game Weaver, Inc.'s Business Prior to the Closing.

   8.1	Operation in Ordinary Course. Between the date of this Agreement and the
Closing Date, Seller shall cause Game Weaver, Inc. and its Subsidiaries to conduct their businesses in all material respects in the ordinary course.

   8.2	Business Organization. Between the date of this Agreement and the
Closing Date, Seller shall use its reasonable efforts, and shall cause Game Weaver, Inc. and each of its Subsidiaries to use its respective reasonable efforts, to (a) preserve substantially intact the business organization of Game Weaver, Inc. and each of its Subsidiaries and keep available the services of the present officers and employees of Game Weaver, Inc. and each of its Subsidiaries, and (b) preserve in all material respects the present
business relationships and good will of  Game Weaver, Inc..   and each of its
Subsidiaries.

   8.3	Corporate Organization. Between the date of this Agreement and the
Closing Date, neither Buyer or Seller shall not cause or permit any amendment of the certificate of incorporation or by-laws (or other governing instrument) of Game Weaver, Inc. or any of its Subsidiaries, and shall cause Game Weaver, Inc. and each of its Subsidiaries not to:
(a)	issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;
(b)	sell or otherwise dispose of any Equity Securities of Game Weaver,
Inc. or any of its Subsidiaries, or create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities
of Game Weaver, Inc..   or any of its Subsidiaries;
(c)	reclassify, split up or otherwise change any of its Equity Securities;
(d)	be party to any merger, consolidation or other business combination;
(e)	sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to the business or financial condition of
Game Weaver, Inc..   and its Subsidiaries, taken as a whole, except in
the ordinary course of business.

9.	Survival of Representations and Warranties; Indemnification.

   9.1	Survival.No representation or warranty contained in this Agreement or in any certificate or document delivered pursuant hereto shall survive the Closing, except for those contained in Sections 5.1, 5.2, 5.3(only as to Seller), 5.10, 6.1, 6.2, 6.3, 6.4(the "Surviving Representations and
Warranties ").

   9.2	Indemnification by Seller. Seller shall indemnify and hold harmless
Buyer and BingoGold.com, Inc., Inc., and shall reimburse Buyer and BingoGold.com, Inc., Inc. for, any loss, liability, damage or expense (including reasonable attorneys fees) (collectively, "Damages") arising from or in connection with (a) any inaccuracy in any of the Surviving
Representations and Warranties of Seller in this Agreement or (b) any failure by Seller to perform or comply with any agreement in this Agreement.

   9.3	Indemnification by Buyer. Buyer shall indemnify and hold harmless
Seller, and shall reimburse Seller for, any Damages arising from or in connection with (a) any inaccuracy in any of the Surviving Representations and Warranties of Buyer in this Agreement, (b) any failure by Buyer to perform or comply with any agreement in this Agreement, except that after the Closing no claim shall be made with respect to the failure to perform or comply with any agreement required to have been performed or complied with prior to the Closing Date, and (c) any payments made by Seller after the Closing pursuant to any guaranty by Seller of any obligation of BingoGold.com, Inc., Inc. or any of its Subsidiaries (other than as contemplated by Section 2.4). Buyer shall use its best efforts to obtain Seller's release from any such guaranties.

10.	Termination.
	Termination.: This Agreement may be terminated before the Closing occurs only as follows:
(a)	By written agreement of Seller and Buyer at any time.
(b)	By Seller, by notice to Buyer at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.
(c)	By Buyer, by notice to Seller at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.
(d)	By Buyer or Seller, by notice to the other at any time after  2-22-99.

10.	Effect of Termination.
 If this Agreement is terminated pursuant to Section 10(a), this Agreement shall terminate without any liability or further obligation of any party to another.

11.	       Notices.

All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties).

(a)If to Buyer:			  	(b)If to Seller:

c/o  Shawn F. Hackman, Esq.
3360 W. Sahara #200			__________________
Las Vegas, NV 89109  		__________________
 Telecopier No.: 702-732-2253 	Telecopier No.:
Attention: Shawn F. Hackman	Attention:





 12.	Miscellaneous.

   12.1	Expenses.Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

   12.2	Captions.The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

   12.3	No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

   12.4	Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated orally.

   12.5	Counterparts.This Agreement may be executed in two or more
counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

   12.6	Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Nevada, without regard to the conflicts of law principles thereof.

   12.7	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other except that Buyer may assign its rights (but not its obligations) under this Agreement to its wholly-owned Subsidiary without the consent of Seller, provided that, after the Closing, no consent of Seller shall be needed in connection with any merger or consolidation of Buyer with or into another entity.


BingoGold.com, Inc., Inc.
___________________________
By


Game Weaver, Inc..

__________________________
By